Exhibit 99.1

Soligenix Announces Appointment of Diane L. Parks

to its Board of Directors

Strengthens marketing and commercial expertise

Princeton, NJ – July 8, 2019 – Soligenix, Inc. (Nasdaq: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need, announced today the appointment of Ms. Diane L. Parks to its Board of Directors.

“We are pleased to welcome Ms. Parks to the Soligenix Board,” stated Christopher J. Schaber, PhD, President and CEO of Soligenix. “As Soligenix looks forward to potential product approval, we intend to leverage Ms. Park’s extensive business and commercialization experience in launching novel drug therapies in orphan diseases and areas of high unmet medical need. We believe her expertise will add significantly to our already diverse and experienced Board of Directors and management team. We welcome her counsel and look forward to her contributions to our future success, especially as we look to complete our pivotal Phase 3 clinical trials of SGX301 for the treatment of cutaneous T-cell lymphoma and SGX942 for the treatment of oral mucositis in head and neck cancer patients.”

“I am truly excited to be joining the Soligenix Board of Directors at such an important time in the Company’s life cycle,” stated Ms. Parks. “Having spent the majority of my career successfully building commercial teams and launching a number of unique drugs in the biotech and pharmaceutical industry, I am quite excited to contribute to Soligenix as they begin to position themselves for potential success with their rare disease pipeline. I believe Soligenix has the potential for significant value creation with commercialization of its rare disease pipeline. I look forward to working closely with the Board and management team to maximize that potential.”

Ms. Parks is an accomplished businesswoman and commercial executive with an extensive record of driving profitable growth for large pharmaceutical and biotech companies. With a successful career spanning more than 30 years, she served most recently as Senior Vice President and Head of US Commercial for Kite Pharma, Inc. (acquired by Gilead Sciences, Inc. for $11.9B), where she was responsible for the launch of Yescarta®, the first CAR T therapy for large B-cell lymphoma. Prior to that, she served as Vice President and Head of Global Marketing for Pharmacyclics, Inc. (acquired by Abbvie, Inc. for $21B), where she was responsible for the marketing strategy and launch of Imbruvica® in Waldenstrom’s macroglobulinemia, chronic lymphocytic leukemia and mantle cell lymphoma. Ms. Parks also previously served as Vice President of Sales for Amgen Inc. where she was responsible for the hospital sales team and subsequently for the Nephrology team supporting Epogen® and Sensipar®, and as Senior Vice President, Specialty Biotherapeutics for Genentech, Inc. (acquired by Roche Holdings AG for $46.8B), where she led the launches and sales forces for such products as Nutropin® AQ Pen, Xolair® and Raptiva®. She is currently on the Boards of Calliditas Therapeutics AB and Healogix LLC. Ms. Parks holds a Bachelor of Science degree from Kansas State University and a Master’s degree in Business Administration from George State University.

About Soligenix, Inc.

Soligenix is a late-stage biopharmaceutical company focused on developing and commercializing products to treat rare diseases where there is an unmet medical need. Our Specialized BioTherapeutics business segment is developing SGX301 as a novel photodynamic therapy utilizing safe visible light for the treatment of cutaneous T-cell lymphoma, our first-in-class innate defense regulator (IDR) technology, dusquetide (SGX942) for the treatment of oral mucositis in head and neck cancer, and proprietary formulations of oral beclomethasone 17,21-dipropionate (BDP) for the prevention/treatment of gastrointestinal (GI) disorders characterized by severe inflammation including pediatric Crohn’s disease (SGX203) and acute radiation enteritis (SGX201).

Our Public Health Solutions business segment includes active development programs for RiVax®, our ricin toxin vaccine candidate and SGX943, our therapeutic candidate for antibiotic resistant and emerging infectious disease. The development of our vaccine programs incorporates the use of our proprietary heat stabilization platform technology, known as ThermoVax®. To date, this business segment has been supported with government grant and contract funding from the National Institute of Allergy and Infectious Diseases (NIAID) and the Biomedical Advanced Research and Development Authority (BARDA).

For further information regarding Soligenix, Inc., please visit the Company’s website at www.soligenix.com.

This press release may contain forward-looking statements that reflect Soligenix, Inc.’s current expectations about its future results, performance, prospects and opportunities, including but not limited to, potential market sizes, patient populations and clinical trial enrollment. Statements that are not historical facts, such as “anticipates,” “estimates,” “believes,” “hopes,” “intends,” “plans,” “expects,” “goal,” “may,” “suggest,” “will,” “potential,” or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop, achieve regulatory approval for or commercialize products based on its technologies, particularly in light of the significant uncertainty inherent in developing therapeutics and vaccines against bioterror threats, conducting preclinical and clinical trials of therapeutics and vaccines, obtaining regulatory approvals and manufacturing therapeutics and vaccines, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further funding to support product development and commercialization efforts, including grants and awards, maintain its existing grants which are subject to performance requirements, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to compete with larger and better financed competitors in the biotechnology industry, that changes in health care practice, third party reimbursement limitations and Federal and/or state health care reform initiatives will not negatively affect its business, or that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program. In addition, there can be no assurance as to timing or success of the Phase 3 clinical trial of SGX942 (dusquetide) as a treatment for oral mucositis in patients with head and neck cancer receiving chemoradiation therapy or the Phase 3 clinical trial of SGX301 (synthetic hypericin) for the treatment of cutaneous T-cell lymphoma. There also can be no assurance as to timing or success of the preclinical/clinical trials of RiVax®, that RiVax® will be approved for the PRV program or the amount for which a PRV for RiVax® can be sold. These and other risk factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix’s reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Karen Krumeich

Chief Financial Officer

(609) 538-8200 | www.soligenix.com